EXHIBIT 99.1
Verso Closes Acquisition of Privately Held sentitO Networks
Acquisition Delivers High Density Gateway Product
ATLANTA, GA — (April 18, 2007) — Verso Technologies, Inc. (Nasdaq: VRSO), a global provider of next generation network solutions, announced today that it has closed its previously announced acquisition of sentitO Networks, Inc. of Acton, Massachusetts. sentitO is an award-winning provider of open and distributed VoIP gateway solutions for telecommunications service providers worldwide.
The acquisition significantly expands Verso’s product portfolio and clearly defines Verso’s position as a provider of fully integrated next generation communications solutions to the carrier market. Adding the sentitO ONX solution to Verso’s proprietary portfolio enables the company to offer a higher scale solution and gain a competitive edge in large scale fully-integrated packet-based deployments. In addition, the transaction will allow Verso to take advantage of an active Russian and Eastern European distribution partnership.
“I am excited to have successfully closed this transaction. Verso gains so much from this transaction, more than just great technology,” said Monty Bannerman, chief executive officer, Verso Technologies. “The agreement includes an incentive earn out, which we expect will result in Verso receiving significant additional revenue and enhanced margins in the Softswitch group both short and long term. This will place Verso in a highly competitive position for larger VoIP deals and also places Verso in a region with many exciting new business opportunities with a well established partner,” added Bannerman.
“This new purpose-built VoIP switching technology fills the last remaining void in our product strategy. We expect this to drive margins, revenues, and new deployment opportunities,” said Steve Odom, executive chairman, Verso Technologies. “It moves us up-market where we can leverage our capabilities to provide a fully integrated solution to large, high-quality carrier customers. This not only takes Verso to the next level, it provides Verso higher density leading edge switching technology, and an edge above those competitors that already have high density switching by providing a fully integrated switching solution at a competitive cost. Furthermore, this transaction should benefit our shareholders, as companies with high density switching solutions tend to be valued at much higher multiples than companies that must partner with equipment manufacturers to provide a high density VoIP integrated solution.”
Pursuant to the merger agreement, Verso issued 7.7 million restricted shares of Verso common stock, 2.2 million of which are subject to escrow provisions, and warrants to purchase approximately 841,000 shares of Verso common stock at an exercise price of $1.25 per share. The merger agreement provides that 1.2 million shares of Verso common stock be held in escrow and released based upon the completion of certain in-progress customer activity and approximately 1.0 million shares of Verso common stock be held in escrow to satisfy potential indemnity claims. In addition, $3.0 million of Verso common stock may be issued through an earn-out provision based on Verso achieving a $12.0 million revenue target that is attributable to the sentitO business during the 12 month period following the closing of the acquisition.
The shares of Verso common stock issued or to be issued in the acquisition will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such act.
About Verso Technologies
Verso is a global provider of next generation network solutions offering a core-to-edge product portfolio primarily for telecommunications service providers. The company’s products enable its customers to secure and optimize network bandwidth, generate additional revenue and reduce costs. Verso’s applications and services are cost effective, deploy quickly and provide a superior return on investment. For more information, contact Verso at www.verso.com or call 678.589.3500.
Forward Looking Statements
Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words — “believe,” “expect,” “anticipate,” “intend,” “will,” and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2006. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.
Investor Contact
Scott Kimball
Vice President of Investor Relations
Verso Technologies, Inc.
678.589.3579
Scott.Kimball@verso.com
Media Relations
Christine Puleo
Director, Corporate Communications
Verso Technologies, Inc
786.385.8762
Christine.puleo@verso.com
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